SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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The Salomon Brothers Fund Inc

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE SALOMON BROTHERS FUND INC

125 Broad Street, 10th Floor

New York, New York 10004

October 6, 2005

Dear Shareholder:

The Special Meeting of Shareholders of The Salomon Brothers Fund Inc (the “Fund”) is now only a short time away, and your vote is extremely important. Your Fund’s Board of Directors, including all the Independent Directors, recommends that you vote FOR approval of a new management agreement with the Fund’s current investment adviser, Salomon Brothers Asset Management Inc (“SBAM”). The new management agreement is being opposed by two related hedge funds, Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”). Elliott has initiated a proxy contest in order to pursue its own short-term interests and goals, and may contact you in an effort to seek your vote.

We are writing to you once again because of the importance of this matter. The continuity and stability of your Fund’s investment program may very well depend on the outcome of the vote. Elliott, we believe, does not have your interests in mind.

As you know, Citigroup Inc., the parent company of SBAM, has entered into an agreement to sell its asset management business to Legg Mason, Inc., after which SBAM will be a subsidiary of Legg Mason. Upon the closing of this transaction, your Fund’s current management agreement with SBAM will automatically terminate as a matter of law. By voting for the new management agreement you will ensure continuity in SBAM’s management of your Fund’s investment program and support the stability of your investment in the Fund.

REJECT ELLIOTT’S ATTEMPT TO PREVENT YOUR FUND FROM JOINING THE LEGG MASON FAMILY OF FUNDS

In considering any of Elliott’s statements, please keep in mind the following important information:

Fund Shareholders May Benefit From Being Aligned with a “Pure Play” Asset Manager

In pursuing its own short-term interests, Elliott ignores the benefits that may be realized by you and the Fund’s other shareholders as a result of your Fund joining the Legg Mason fund family. If the proposed new management agreement is approved, SBAM will continue managing the Fund but will be a part of Legg Mason, an organization focused solely on asset management. SBAM may benefit from being part of a “pure play” asset management firm. A recent study by Grail Partners LLC found that, from 1995 to 2005, pure play asset managers consistently had a significantly larger percentage of four- and five-star Morningstar-rated mutual funds, Morningstar’s highest rating categories, than conglomerate-owned asset managers.1 Your Board of Directors has confidence in SBAM and Legg Mason and believes that the Fund may benefit from being part of a fund family overseen by Legg Mason’s “pure play” organization.

IMPORTANT INFORMATION FOR SHAREHOLDERS HOLDING THEIR SHARES IN A BROKERAGE ACCOUNT

Your broker can vote your shares held in a brokerage account ONLY if you give instructions to do so. If you give no instructions, your shares cannot be voted on this proposal at the Special Meeting.

Give your broker instructions simply by signing and dating the enclosed WHITE proxy card, and returning it in the enclosed postage-paid envelope or follow the instructions for phone or internet voting on the enclosed WHITE proxy card. You do not have to contact your broker directly. We urge you to act today, and vote FOR the new management agreement on the enclosed WHITE proxy card.

Your Fund Has Enjoyed Strong Long-Term Performance, Outperforming Its Key Benchmark Over A Ten-Year Period

Elliott may try to tell you the Fund has not been performing well. Here are the facts: During the ten-year period ended August 31, 2005, the Fund had an annualized return of 10.10%2 on a net asset value basis and an annualized return of 12.21%2 on a market value basis. Both of these performance measures exceeded the 9.85%3 annualized return of the Fund’s benchmark, the Standard & Poor’s 500 Index, during the same period.

If the Fund joins the Legg Mason family of funds it will be joining an organization that also strives to achieve good performance. Legg Mason has a strong record of long-term performance in asset management. As of May 31, 2005, 98% of Legg Mason’s open- and closed-end mutual fund assets had beaten their Lipper category averages over ten years.4

Of course, these descriptions of past performance do not guarantee that the Fund’s future performance will be similarly strong. If the new management agreement is not approved, as Elliott intends, however, your Fund may forgo any benefits of joining the Legg Mason fund family.

VOTE NOW ON YOUR WHITE PROXY CARD

Whether or not you plan to attend the meeting, and regardless of the number of shares you own, your Board urges you to vote FOR the new management agreement on the enclosed WHITE proxy card. Your Board strongly urges you to discard and not sign any blue proxy card that may be sent to you by Elliott.

We thank you for your continued trust and support. If you need any assistance, or have any questions regarding the Fund’s proposal or how to vote your shares, please call our proxy solicitor, Georgeson Shareholder Communications Inc., at 1-888-293-6728.

Sincerely,

R. Jay Gerken

Chairman

PLEASE SIGN, DATE AND RETURN YOUR WHITE PROXY CARD AND DO NOT RETURN ANY BLUE PROXY CARD. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY BLUE PROXY CARD YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT THE FUND.

YOUR VOTE IS IMPORTANT. PLEASE ACT TODAY. IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL:

17 State Street, 10th Floor

New York, NY 10004

(888) 293-6728 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

[1]	Source: Grail Partners LLC, Asset Management M&A Prospective, July 2005, Exhibit 8.
[2]	Source: Lipper Analytical Services.
[3]	Source: Standard & Poor’s.
[4]	Source: Lipper Analytical New Applications v. 4.0. Does not include money market funds.